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                               EXHIBIT 99.1


PRESS RELEASE

NETLOJIX COMMUNICATIONS ACQUIRES CWE2 NETWORK SYSTEMS

COMPANY GAINS CHICAGO OPERATIONS AND ENHANCES ITS SERVICE OFFERINGS THROUGHOUT THE MIDWEST

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Sept. 26, 2000--NetLojix Communications Inc. (Nasdaq: NETX), a leading provider of network and hosting infrastructure, technical management and support to the mid-size business market, today announced that it has completed its acquisition of privately held, Chicago-based CW Electronic Enterprises Inc. (d.b.a. CWE2 Network Systems Inc.) (CWE2).

CWE2 is a systems integration, technical support and Web development company for mid-size businesses in the Midwest. CWE2 has 200 active customers, including ABN-AMRO Bank N.A. Under the terms of the agreement, NetLojix acquired all the outstanding common stock of CWE2 in exchange for 500,000 shares of NetLojix common stock and $150,000 in cash.

"NetLojix's plan calls for the company to grow through a combination of strategic acquisitions and organic growth. Among other areas, we have identified the Midwest for expansion due to the increasing demand for hosting, remote server management and integrated bandwidth solutions among the rapidly growing mid-size business market. CWE2's physical presence and customer base, combined with our existing products and solutions, create significant growth opportunities for NetLojix's Midwest target market," said Anthony E. Papa, chairman and CEO of NetLojix.

NetLojix plans to fully integrate CWE2's technical team, sales and back office operations into its Midwest region within 90 days. NetLojix had expected to close its acquisition of CWE2 in the fourth quarter, and completed the acquisition ahead of schedule.

About NetLojix

NetLojix is a single-source provider of eBusiness network services to the desktop. The company offers a complete portfolio of broadband connectivity, hosting, technical management and applications development. With offices, support teams and data points-of-presence nationwide, the company provides design, integration and management of eBusiness solutions. For further information, please visit the company's Web site at www.netlojix.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: All statements in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. These statements may differ materially


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from actual future events or results. Readers are referred to NetLojix's
Annual Report on Form 10-K for the year ended Dec. 31, 1999, and to NetLojix's other reports filed with the Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have a material effect on NetLojix's business.

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Contact:
     Metzger Associates
     Mark Trinske, 303/786-7000, ext. 226 (Investor Relations)
















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